EXHIBIT 1

ESPIRITO SANTO FINANCIAL GROUP S.A.

(originally called ESPIRITO SANTO FINANCIAL HOLDING S.A.)

Société Anonyme

Legal residence: L-2121 Luxembourg
231 Val des Bons Malades
R.C. B nº 22 232

STATUTS COORDONNES

SUIVANT L’ACTE Nº 1148 DU 6 SEPTEMBRE 2002

CHAPTER I. – FORM, NAME, REGISTERED OFFICE, OBJECT, DURATION

Article 1: Form, Denomination:
There exists among the subscribers and all those who have or may become owners of the shares hereafter created, a Company under the form of a société anonyme governed by the laws of the Grand-Duchy of Luxembourg and by these Articles.

The name of the Company is “ESPIRITO SANTO FINANCIAL GROUP S.A.”.

Article 2: Registered Office:
The registered office is established in Luxembourg.

Without prejudice of the general rules of the law governing the termination of contracts in case the registered office of the Company has been determined by contract with third parties, it may be transferred elsewhere in the Grand-Duchy of Luxembourg by a resolution of the Board of Directors.

In the event that the Board of Directors determines that extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company, at its registered office or with the ease of communications with such office or between such office and persons abroad, it may transfer temporarily the registered office abroad, until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Company which notwithstanding the temporary transfer of the registered office, will remain a Luxembourg Company. Such temporary measures will be taken and notified to any interested parties by one of the bodies or persons entrusted with the daily management of the Company.

Article 3: Object
The corporate object of the Company is the acquisition, holding and disposal of participations directly or indirectly, in any form whatsoever in Luxembourg companies and/or foreign companies or other entities; the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes or other securities or any kind of instrument and contracts thereon or relative thereto; the direct and/or indirect financing of Luxembourg companies and/or foreign companies or other entities in which it holds a participation or which are members of its group and the ownership, administration, development and management of its portfolio holdings. The Company may further grant any direct and/or indirect financial assistance whatsoever to the companies and/or enterprises in which it holds a participation or which are members of its group, in particular by granting loans, facilities or guarantees in any form and for any term whatsoever and provide them with any advice and assistance in any form whatsoever. The Company may carry out any transactions, whether commercial or financial, which are directly or indirectly connected with its object at the exclusion of any banking activity. In general, the Company may carry out any operation which it may deem useful or necessary in the accomplishment and the development of its corporate purpose.

Article 4: Duration
The Company is established for an unlimited duration.

It may be dissolved at any moment by a decision of the general meeting of shareholders resolving in the same manner as for the amendment of these Articles of Incorporation.

CHAPTER II. – CAPITAL, SHARES

Article 5:
The authorized capital is fixed at one billion (1,000,000,000.-) euros (EUR), represented by one hundred million (100,000,000) shares of ten (10.-) euros (EUR) each, of which forty-seven million nine hundred and eight thousand five hundred and fifty-five (47,908,555) shares have been issued, subscribed and fully paid in.

The Board of Directors is authorized to issue shares in one or several tranches within the limits of the authorized capital on such terms and conditions as it shall approve but including such issue premium as it may set forth. The Board of Directors is in particular authorized and empowered to issue such new shares against payment in cash or in kind, by conversion of claims or in any other manner, more in particular by the conversion into capital of convertible bonds or notes that may from time to time be issued. The Board of Directors is authorized to cancel or limit the preferential subscription right in case of an increase of capital within the limits of the authorized capital. Such authorization is valid for a period of five years from the date of the extraordinary general shareholders’ meeting having decided to create an authorized capital and may be renewed for further periods of five years each by decision of a general meeting of shareholders, for such portion of the authorized capital as shall at such time remain unissued for any other amount determined by the general meeting of shareholders.

Upon each such decision of the Board of Directors to increase the corporate capital, this Article 5 shall be amended accordingly to reflect the number of shares issued and their degree of liberation.

Article 6: Increase or Reduction of the Corporate Capital
The corporate capital may be increased or reduced from time to time by a resolution of the general meeting of shareholders adopted in the manner of an amendment of these articles.

Article 7: Payments
Payments on shares not fully paid in at their subscription shall be made at such time and conditions as laid down from time to time by the Board of Directors.

Any payment made shall be equally divided between all the shares which are not fully paid in and which are held by the relevant shareholders.

Article 8: Form of Shares
The shares will be either in the form of registered or in the form of bearer shares, at the option of shareholders.

Article 9: Redemption of Shares
The Company may redeem its own shares in the hypothesis and subject to the conditions provided for by the articles 49-2 and following of the law of 10th August 1915 as amended.

CHAPTER III. – BOARD OF DIRECTORS, SUPERVISION

Article 10: Board of Directors
The Company shall be managed by a Board of Directors composed of at least three members, who need not be shareholders.

The directors shall be elected by the shareholders’ meeting which shall determine their number for a maximum period of six years and they shall remain in office until their successors have been elected. They are re-eligible, and may be revoked at any time by the general meeting, with or without cause.

In the event of one or more vacancies in the office of a director, the remaining directors may elect a director to fill such a vacancy in accordance with the provisions of the law. In this case, the general meeting ratifies the election in its next meeting.

The director so elected shall terminate the term of office of the director he is replacing.

The remunerations of the directors will be determined by the general meeting of shareholders.

Article 11: Meetings of the Board of Directors
The Board of Directors shall choose from among its members a chairman. It may as well appoint a secretary who need not be a director and who shall be responsible for the recording of the minutes of the Board of Directors’ meetings.

The Board of Directors shall meet upon call by the chairman. A meeting of the Board must be convened if any two directors so require.

The chairman shall preside at all meetings of shareholders and of the Board of Directors, but in his absence, the general meeting or the Board will appoint another person or another director as chairman pro tempore by vote of the majority present at such meeting.

Written notices of any meeting of the Board of Directors shall be given to all directors at least 24 hours in advance of the day set for such meeting, except in circumstances of emergency in which case the nature of such circumstances shall be set forth in the notice of meeting. The notice indicates the place and agenda for the meeting. This notice may be waived by the consent in writing or by cable or telegram or telex or telefax of each director. No separate notice shall be required for meetings held at times and places prescribed in a schedule previously adopted by resolution of the Board of Directors.

Any director may act at any meeting of the Board of Directors by appointing in writing or by cable or telegram or telex or telefax another director as his proxy.

The Board of Directors can deliberate or act validly only if at least a majority of directors are present or represented.

Decisions shall be taken by a majority of the votes of the directors present or represented at such meeting.

In case of emergency, a written decision signed by all the directors is proper and valid as though adopted during a meeting of the Board of Directors duly convened and held. Such a decision can be documented in a single document or in several separate documents having the same content.

Article 12: Minutes of the Board of Directors’ meetings
The minutes of any meeting of the Board of Directors shall be signed by the chairman of the meeting and by any other director. The proxies will remain attached thereto.

Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise shall be signed by the chairman of the Board.

Articles 13: Powers of the Board of Directors
The Board of Directors is vested with the powers to perform all acts necessary or useful for accomplishing the corporation’s object. All powers not expressly reserved by law or by the present Articles to the general meeting of shareholders are in the competence of the Board of Directors.

Article 14: Delegation of Powers
The Board of Directors may delegate the daily management of the Company and the representation of the Company within such daily management to one or more directors, officers, executives, employees or other agents who may, but need not be, shareholders or delegate special powers or proxies or entrust determined permanent or temporary functions to persons or agents chosen by it.

Delegation of daily management to a member of the Board is subject to previous authorization by the general meeting of shareholders.

Article 15: Representation of the Company
Towards third persons, the Company will be bound by the joint signatures of any two directors or by the sole signature of the person to whom the daily management of the Company has been delegated but within the limits of such daily management or by the signatures of any persons to whom a special signatory power has been delegated by the Board of Directors, but only within the limits of such power.

Article 16: Statutory Auditor
The supervision of the operations of the Company is entrusted to one or more auditors who need not be shareholders.

The auditors shall be elected by the shareholders’ meeting, which shall determine their number, for a maximum period of six years and they shall remain in office until their successors have been elected. They are re-eligible and they may be revoked at any time by the shareholders’ meeting, with or without cause.

CHAPTER IV. – GENERAL MEETING OF SHAREHOLDERS

Article 17: Power of the Shareholders’ Meeting
The shareholders’ meeting, regularly constituted, shall represent the entire body of shareholders.

It shall have all the powers conferred to it by law or by these Articles of Incorporation.

Article 18: Annual General Meeting
The Annual General Meeting of shareholders shall be held at Luxembourg-City, at the principal office of the Company or such other place as may be specified in the notice of meeting on the last Friday of May of each year at twelve o’clock.

If such day is a legal holiday, the general meeting will be held on the next following business day.

Article 19: Other General Meetings
The Board or the statutory auditor may convene other general meetings. Such meetings must be convened if shareholders representing at least one fifth of the corporate capital so request.

Shareholders’ meetings, including the statutory annual meeting, may be held abroad if, in the judgement of the Board of Directors, which shall be final, circumstances of force majeure so require.

Article 20: Procedure, Vote
Shareholders shall meet in the forms provided for by law.

If all of the shareholders are present or represented at a shareholders’ meeting and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

A shareholder may act at any meeting of shareholders by appointing in writing or by cable or telegram or telex or telefax as his proxy another person who need not be a shareholder.

The Board of Directors may determine all other conditions that must be fulfilled in order to take part in a shareholders’ meeting.

Each share is entitled to one vote.

Except in the case where the law provides otherwise, the decisions shall be taken irrespectively of the number of shares represented, by a majority.

Copies or extracts of the minutes of the meeting to be produced in judicial proceedings or otherwise shall be signed by the chairman of the Board or by any two directors.

CHAPTER V. – FISCAL YEAR – ALLOCATION OF PROFITS

Article 21: Fiscal Year
The accounting year of the Company shall begin on the first day of January of each year and shall terminate on the last day of December of such year.

Article 22: Allocation of Profits
From the annual net profits of the Company, five per cent shall be allocated to the reserve required by law. This allocation shall cease to be required as soon and as long as such surplus reserve amounts to ten per cent of the value capital of the Company.

At the proposal of the Board, the general meeting decides on the allocation of the annual net profits. It may decide to attribute the whole or part of the remainder to a reserve or to a provision reserve or to carry it forward or to distribute it to the shareholders as dividend payment.

Subject to the conditions fixed by law, the Board of Directors may pay out an advance payment on dividends. The Board fixes the amount and the date of payment of any such advance payment.

Pursuant to a resolution to be taken by the extraordinary general shareholders’ meeting, the whole or part of the profits and reserves, except those which, according to the law or the Articles of Incorporation may not be distributed, may be allocated to the amortization of the corporate capital by way of reimbursement at their par value of all or part of the shares, designated by lot, without reducing the subscribed capital.

CHAPTER VI. – DISSOLUTION, LIQUIDATION

Article 23: Dissolution, Liquidation
The Company may be dissolved at any time by a decision of the general meeting at the same conditions as to presence and majority as those which are required for the amendment of the Articles of Incorporation, subject to provisions to the contrary in the law.

In the event of a dissolution of the Company, liquidation shall be carried out by one or several liquidators who may be physical persons or legal entities appointed by the general meeting of shareholders which shall determine their powers and their compensation.

CHAPTER VII. – APPLICABLE LAW

Article 24: Applicable Law
The law of August 10th 1915 on commercial companies, as amended, shall govern all matters not otherwise organized by these Articles.